                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of report (Date of earliest event reported): June 2, 1999



                               MARKET FACTS, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)


                 Delaware                                 0-4781                             36-2061602
----------------------------------------------    ------------------------    ---------------------------------------
(State or other jurisdiction of incorporation)    (Commission File Number)    (I.R.S. Employer Identification Number)




3040 West Salt Creek Lane, Arlington Heights, Illinois                  60005
------------------------------------------------------               ----------
          (Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (847) 590-7000


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

          (a) On June 2, 1999, Aegis Group plc, a company incorporated under the laws of England and Wales ("Parent"), announced that Aegis Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), had completed, on June 2, 1999, its previously announced tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Market Facts, Inc., a Delaware corporation (the "Company"), at a purchase price of $31.00 per Share in cash. The Offer was made pursuant to an Agreement and Plan of Merger, dated as of April 29, 1999, by and among Parent, Purchaser and the Company (the "Merger Agreement"). According to Parent and based on a preliminary count, the tendered Shares accepted for payment by Purchaser, together with Shares purchased by Purchaser pursuant to an Option and Voting Agreement dated as of April 29, 1999 between Parent and certain stockholders of the Company (the "Option and Voting Agreement"), represent approximately 96.2 percent of the outstanding Shares.

          On June 10, 1999, pursuant to the Merger Agreement, Purchaser merged with and into the Company with the Company surviving as a subsidiary of Parent (the "Merger"). The Merger was effected without the approval of holders of the remaining outstanding Shares pursuant to the applicable provisions of the Delaware General Corporation Law. The Shares issued and outstanding immediately prior to the effective time of the Merger and not otherwise acquired pursuant to the Offer or the Option and Voting Agreement were converted, subject to any appraisal rights, into the right to receive $31.00 in cash per Share, without interest thereon.

          The total consideration paid by Purchaser for the Shares purchased pursuant to the Offer and the Option and Voting Agreement was approximately $268,336,173. Based on the information reported by Purchaser in the Offer to Purchase dated May 4, 1999 and in the Schedule 14D-1 filed by Purchaser on May 4, 1999 and amended on May 14, 1999, June 1, 1999, and June 4, 1999 (the "Schedule 14D-1"), the Company believes that Purchaser's source of funds to acquire these Shares is through a capital contribution from Parent and debt financing under a loan facility agreement described below.

          Purchaser and Parent have entered into a Revolving Credit and Term Loan Facility (the "Loan Agreement") dated April 29, 1999 under which, subject to certain conditions, National Westminster Bank PLC (the "Bank") has made available a L250 million facility comprising (a) a term loan facility (the "Term Loan Facility") of L200 million the principal purpose of which is to fund the Offer, the Option and Voting Agreement, the Merger and related fees and expenses and (b) a revolving credit facility (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Facility") of L50 million the purpose of which is to refinance an existing credit facility of Parent. The borrowers under the Term Loan Facility are Purchaser and Parent and Parent is the borrower under the Revolving Credit Facility. Parent has guaranteed the obligations of Purchaser under the Loan Agreement. The Facility is unsecured.

          The Loan Agreement contains customary representations and warranties, financial and restrictive covenants. The final maturity date in respect of the Term Loan Facility is six months from the date of the Loan Agreement. The Term Loan Facility is available for drawing until the final maturity date of the Facility and is repayable in full on that date. The loans under the Facility bear interest at the rate which the Bank quotes on the relevant rate fixing day to lending banks in the London interbank market for the offering of deposits in the currency of the relevant loan for a period comparable to the interest period of the relevant loan plus a margin of 0.65% per annum for the first three months from the date of the Loan Agreement and 0.80% per annum for the remaining three months together with certain mandatory costs.

          In addition to the debt financing described above, $193,838,400 was made available as a capital contribution to Purchaser from Parent, indirectly via other subsidiaries of Parent. Purchaser used such contribution, in lieu of amounts available under the Facility, to acquire Shares. Such funds were provided to Parent through the successful placing of its shares pursuant to a Placing Agreement dated as of April 30, 1999 between Parent and Hoare Govett Limited.

          Upon consummation of the Merger, the following nine individuals were elected as directors of the Company: Crispin Davis, Colin Day, Eleonore Sauerwein, David Verklin, Pat Doble, Stig Karlsen, Paul Greenhalgh, Thomas H. Payne, and Timothy J. Sullivan.

          Additional information regarding the Offer and the Merger, including descriptions thereof, is included in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which was filed with the Securities and Exchange Commission on May 6, 1999 and amended on May 10, 1999 and May 27, 1999 (the "Schedule 14D-9"). The Schedule 14D-9 is hereby incorporated herein by reference.

          A copy of the joint press release of the Company and Parent announcing the consummation of the Offer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (a)  None.

     (b)  None.

     (c)  Exhibits

          99.1 Press Release, dated June 3, 1999, issued by the Company and Parent regarding completion of the Offer.

                                     SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MARKET FACTS, INC.
                                         ------------------
                                             (Registrant)


Date:  June 14, 1999                     By:     /s/ Verne B. Churchill
                                             -----------------------------------
                                             Verne B. Churchill
                                             Chairman

                                    EXHIBIT INDEX

Exhibit
  99.1 Press Release, dated June 3, 1999, issued by the Company and Parent regarding completion of the Offer